Exhibit 99.1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

The following table sets forth information as of December 27, 2012 concerning the shares of PostRock common stock beneficially owned by (i) each person known by PostRock, solely by reason of its examination of Schedule 13D and 13G filings made with the SEC and by information voluntarily provided to PostRock by certain stockholders, to be the beneficial owner of 5% or more of PostRock’s outstanding common stock, (ii) each of PostRock’s directors, (iii) each of the executive officers currently employed by PostRock that are named in the summary compensation table under “Executive Compensation” in its proxy statement for the 2012 annual meeting and (iv) all current directors and executive officers as a group.

As of December 27, 2012, PostRock had 20,804,008 shares of its common stock outstanding, of which an aggregate of 10,201,351 shares were held by the Funds (as defined below) and PostRock’s directors and executive officers and an aggregate of 10,602,657 shares were publicly held.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Edelman & Guill Energy L.P.(1)	42,472,020	79.5%
700 Louisiana Street Suite 4770 Houston, TX 77002
Constellation Energy Commodities Group, Inc.(2)	1,449,215	6.8%
100 Constellation Way Baltimore, MD 21202
Nathan M. Avery(3)	41,324	*
Terry W. Carter(4)	217,664	1.0%
William H. Damon III(5)	53,245	*
Stephen L. DeGiusti(6)	113,002	*
Thomas J. Edelman(1)	42,513,929	79.5%
David J. Klvac(7)	124,547	*
Duke R. Ligon(8)	57,223	*
J. Philip McCormick(9)	37,600	*
Mark A. Stansberry(10)	48,317	*
All current directors and executive officers as a group (10 persons)(11)	43,275,126	80.4%

*	Less than 1% of issued and outstanding shares of common stock.

(1)

Includes 9,199,922 shares of common stock and warrants to purchase 30,529,107 shares of common stock held by White Deer Energy L.P., 305,679 shares of common stock and warrants to purchase 1,015,281 shares of common stock held by White Deer Energy TE L.P. and 329,019 shares of common stock and warrants to purchase 1,093,012 shares of common stock held by White Deer Energy FI L.P. (collectively, the “Funds”), which are members of a “group” for purposes of Section 13(d) of the Exchange Act. Such group includes Edelman & Guill Energy L.P., Edelman & Guill Energy Ltd., Thomas J. Edelman and Ben A. Guill. Edelman & Guill Energy L.P. is the general partner of the Funds, Edelman & Guill Energy Ltd. is the general partner of

Edelman & Guill Energy L.P., and Messrs. Edelman and Guill are the directors of Edelman & Guill Energy Ltd. Accordingly, each of Edelman & Guill Energy Ltd, Edelman & Guill Energy L.P. and Messrs. Edelman and Guill may be deemed to control the investment decisions of the Funds. In addition, the Funds hold 7,250 shares of our Series A Cumulative Redeemable Preferred Stock and 326,374.00 shares of our Series B Voting Preferred Stock, each representing 100% of the issued and outstanding shares of such series. Mr. Edelman disclaims beneficial ownership of the shares beneficially owned by the Funds except to the extent of his pecuniary interests therein. In addition, Mr. Edelman directly owns options to acquire 30,000 shares of common stock that are immediately exercisable and 11,909 vested restricted stock units.

(2)	Includes 1,000,000 shares of common stock and warrants to purchase 449,215 shares of common stock held by Constellation Energy Commodities Group, Inc. (“CECG”). CECG is wholly owned by Constellation Power Source Holdings, Inc. (“CPSH”) and indirectly owned by Constellation Holdings, Inc. (“CHI”), Constellation Enterprises, Inc. (“CEI”) and Constellation Energy Group, Inc. (“CEG”). Accordingly, CPSH, CHI, CEI and CEG may be deemed to be beneficial owners of the shares and warrants held by CECG.

(3)	Includes options to acquire 30,000 shares of common stock and 11,324 vested restricted stock units.

(4)	Includes options to acquire 81,667 shares of common stock and 100,000 restricted shares that Mr. Carter has the ability to vote, but is restricted from transferring until their vesting date.

(5)	Includes options to acquire 30,000 shares of common stock and 14,207 vested restricted stock units.

(6)	Includes (i) options to acquire 42,000 shares of common stock and (ii) 36,133 restricted shares that Mr. DeGiusti has the ability to vote, but is restricted from transferring until their vesting date. In addition, Mr. DeGiusti is entitled to receive 7,499 restricted shares upon satisfaction of certain vesting requirements. Mr. DeGiusti does not have the ability to vote or dispose of these restricted shares.

(7)	Includes (i) options to acquire 48,000 shares of common stock and (ii) 46,366 restricted shares that Mr. Klvac has the ability to vote, but is restricted from transferring until their vesting date. In addition, Mr. Klvac is entitled to receive 7,499 restricted shares upon satisfaction of certain vesting requirements. Mr. Klvac does not have the ability to vote or dispose of these restricted shares.

(8)	Includes options to acquire 30,000 shares of common stock and 16,506 vested restricted stock units.

(9)	Includes options to acquire 30,000 shares of common stock.

(10)	Includes options to acquire 30,000 shares of common stock and 6,428 vested restricted stock units.

(11)	In addition to warrants to purchase 32,637,400 shares of common stock held by the Funds, includes (i) options to acquire an aggregate of 376,001 shares of common stock and (ii) an aggregate of 60,374 vested restricted stock units.